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FOR IMMEDIATE RELEASE                   FOR MORE INFORMATION:
                                        Kevin Doyle
                                        BellSouth Corporation
                                        (404) 249-2793
                                        Rick Kendrick
                                        Wireless Cable of Atlanta, Inc.
                                        (770) 409-3570

                   BELLSOUTH TO BUY WIRELESS CABLE OF ATLANTA
                       Stock swap valued at $43.5 million

ATLANTA -- Oct. 28, 1996 -- As part of its continuing efforts to expand customer offerings in selected markets, BellSouth Corporation (NYSE: BLS) has signed a letter of intent agreeing in principle to purchase Wireless Cable of Atlanta, Inc. (NASDAQ: WCAI) for stock valued at $43.5 million. Wireless Cable of Atlanta holds the rights to wireless cable TV licenses serving the Atlanta area.

The two companies have signed a non-binding letter of intent calling for BellSouth to exchange one-half share of BellSouth stock for every share of Wireless Cable of Atlanta stock. The purchase price, adjusted for the value of existing subscribers, represents a cost of approximately $39 per potential line-of-sight household served.

Terms of the letter are subject to the execution of a definitive agreement between the two companies. Assuming no unforeseen delays, BellSouth could begin providing digital wireless cable TV service to households in the Atlanta area as soon as late 1997.

"Today's announcement means that our customers in the Atlanta area are one step closer to a competitive alternative to their existing cable service, with superior value and service available only from the premier communications company in the Southeast, BellSouth," said William F. Reddersen, group president of long distance and video for BellSouth.

Wireless Cable of Atlanta currently provides wireless cable TV service to roughly 9,000 subscribers in the Atlanta area using existing analog technology. Using new digital technology, the licenses are expected to give BellSouth access to more than 900,000 line-of-sight households - the industry term for potential households served.

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Wireless Cable...First and Final Add


BellSouth expects to provide wireless cable TV service to Atlanta using a technology known as digital multichannel multipoint distribution system (MMDS). The technology would allow BellSouth to broadcast more than 100 channels directly to subscribers' homes from a centrally located antenna. Customers would receive a variety of satellite- delivered programming services in addition to all local programming. Service would be received via antennas about the size of a laptop personal computer. The licenses will allow BellSouth to serve approximately 80 percent of all households within a 35 mile radius of downtown Atlanta.

BellSouth expects to make details of its proposed service, including pricing and channel selections, available at the time it introduces service next year. BellSouth will continue with plans to provide wired cable TV service in those Atlanta area communities where it has already been awarded cable franchises and also expects to continue seeking additional franchises.

Wireless Cable of Atlanta provides wireless cable television to Atlanta via microwave or very high frequencies. For more information, visit the WCA Web page at HTTP://WWW.WCAJ.COM.

BellSouth is a $17.9 billion communications services company. It provides telecommunications, wireless communications, directory advertising and publishing, video and information services to more than 25 million customers in 17 countries worldwide.

NOTE: For more information about BellSouth, visit the BellSouth Web page at HTTP://WWW.BELLSOUTH.COM. Also, BellSouth news releases dating back one year are available by fax at no charge by calling 1-800-758-5804, Ext. 095650.


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